Exhibit 99.01

Loxo Oncology Reports Fourth Quarter and Year-End 2016 Financial Results

STAMFORD, Conn., March 7, 2017 — Loxo Oncology, Inc. (Nasdaq:LOXO), a biopharmaceutical company innovating the development of highly selective medicines for patients with genetically defined cancers, today reported fourth quarter and year-end 2016 financial results. Loxo Oncology will not be conducting a conference call in conjunction with this earnings release.

“2016 was a very productive year for the company. We received breakthrough therapy designation from the U.S. FDA, presented updated clinical data at the AACR and ESMO Asia meetings, and developed clarity around the commercial opportunity for larotrectinib,” said Josh Bilenker, M.D., chief executive officer of Loxo Oncology. “In 2017, we are focused on preparing larotrectinib for global regulatory submissions, and expanding our clinical pipeline to include LOXO-292, our highly selective RET inhibitor, and LOXO-195, our next-generation TRK inhibitor intended to address acquired resistance.”

Recent Highlights

•                  Larotrectinib (LOXO-101) Regulatory Update and Completion of Clinical Trial Enrollment for NDA Primary Efficacy Analysis: Loxo Oncology provided a regulatory and enrollment update for the larotrectinib program. Based on written feedback from the U.S. Food and Drug Administration (FDA), which affirmed the target enrollment goal for the primary efficacy analysis data set to support a New Drug Application (NDA), Loxo Oncology has completed clinical trial enrollment. Loxo Oncology expects to be in a position to report top-line data for the NDA dataset in the second half of 2017 and expects to submit an NDA in late 2017 or early 2018 and a European Marketing Authorisation Application (MAA) in 2018. All larotrectinib clinical trials will remain open to provide a mechanism for drug access to newly identified patients during forthcoming regulatory interactions and review.

•                  Larotrectinib Phase I Update at the European Society for Medical Oncology (ESMO) Asia Congress: Results from the larotrectinib adult Phase 1 study were reported in an oral presentation at ESMO Asia. As of a November 10, 2016 data cutoff, 59 patients with refractory solid tumors had been enrolled and treated with single agent larotrectinib, including eight patients with cancers harboring TRK fusions. Seven patients with TRK fusion cancers were on study sufficiently long for an efficacy assessment, while an eighth TRK fusion patient had been recently enrolled and was not yet evaluated for response. Six of the seven efficacy evaluable patients achieved a confirmed partial response, as defined by standard RECIST criteria. The seventh patient, as previously reported, demonstrated clear radiographic tumor regressions, including in the central nervous system, and remains on study, but had not met the threshold required for a RECIST response. All responders remained in response, with one patient in cycle 22, one patient in cycle 19, one patient in cycle 18, two patients in cycle 15 and one patient in cycle 11. Each cycle is 28 days, or approximately one month. See the full data here.

•                  Pipeline Update: Loxo Oncology presented preclinical data on LOXO-292 and LOXO-195 at the 28th EORTC-NCI-AACR Symposium. Data presented illustrated the potency, specificity, and favorable in vivo properties of LOXO-292 and LOXO-195.

•                  Equity Financing: Soon after the close of the fourth quarter, Loxo Oncology announced the closing of its previously announced underwritten public offering of 4,450,500 shares of common stock at a public offering price of $31.00 per share, which included the exercise in full by the underwriters of their option to purchase 580,500 additional shares of common stock. Gross proceeds to Loxo Oncology from this offering were approximately $138 million.  Based on the current operating plan, Loxo Oncology believes existing capital resources, including proceeds from the January 2017 common stock offering, will be sufficient to fund anticipated operations to mid-2019.

Fourth Quarter and Year-End 2016 Financial Results

Cash, cash equivalents and investments totaled $141.8 million as of December 31, 2016, compared to $153.9 million as of December 31, 2015.

As adjusted for the $129.4 million in net proceeds resulting from the Company’s January 2017 common stock offering, the Company had, on a pro forma basis, $271.2 million in adjusted cash, cash equivalents and investments at December 31, 2016. Based on the current operating plan, the company believes existing capital resources will be sufficient to fund anticipated operations to mid-2019.

Research and development expenses were $23.4 million for the fourth quarter of 2016 compared to $9.8 million in the fourth quarter of 2015. This increase was primarily due to expanded clinical development activities for larotrectinib, recognition of a $6 million Array development milestone achieved during the fourth quarter of 2016, as well as additional expenses related to the preclinical pipeline. Loxo Oncology recognized research and development-related stock-based compensation expenses of $1.4 million during the fourth quarter of 2016, compared to $1.5 million for the fourth quarter of 2015.

Research and development expenses were $58.3 million for the year ended December 31, 2016, compared to $25.6 million for the year ended December 31, 2015. This increase was primarily due to expanded clinical development activities for larotrectinib, recognition of a $6 million Array development milestone achieved during the fourth quarter of 2016, as well as additional expenses related to the preclinical pipeline. Loxo Oncology also recognized research and development-related stock-based compensation expense of $3.5 million during the year ended December 31, 2016, compared to $3.3 million for the year ended December 31, 2015.

General and administrative expenses were $4.0 million for the fourth quarter of 2016 compared to $3.2 million in the fourth quarter of 2015. This increase was primarily due to employment costs and professional fees. Loxo Oncology also recognized general and administrative-related stock-based compensation expense of $1.2 million during the fourth quarter 2016, compared to $0.8 million for the fourth quarter 2015.

General and administrative expenses were $14.9 million for the year ended December 31, 2016, compared to $10.5 million for the year ended December 31, 2015. This increase was primarily due to increased professional fees. Loxo Oncology also recognized general and administrative-related stock-based compensation expense of $4.5 million during the year ended December 31, 2016, compared to $2.8 million for the year ended December 31, 2015.

Net loss attributable to common stockholders was $27.2 million for the fourth quarter of 2016, compared to $12.9 million for the fourth quarter of 2015. Net loss attributable to common stockholders was $72.4 million for the year ended December 31, 2016, compared to $35.9 million for the year ended December 31, 2015.  This increase in net loss is primarily driven by the increases in operating expenses.

About Loxo Oncology

Loxo Oncology is a biopharmaceutical company innovating the development of highly selective medicines for patients with genetically defined cancers. Our pipeline focuses on cancers that are uniquely dependent on single gene abnormalities, such that a single drug has the potential to treat the cancer with dramatic effect. We believe that the most selective, purpose-built medicines have the highest probability of maximally inhibiting the intended target, thereby delivering best-in-class disease control and safety. Our management team seeks out experienced industry partners, world-class scientific advisors and innovative clinical-regulatory approaches to deliver new cancer therapies to patients as quickly and efficiently as possible. For more information, please visit the company’s website at www.loxooncology.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, the availability of funding, timing and success of our clinical trials, success in our collaborations and the potential therapeutic benefits of our lead product candidate or other product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Annual Report on Form 10-K, and other reports as filed from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Financials

Loxo Oncology, Inc.

Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2016	December 31, 2015

Assets
Current assets:
Cash and cash equivalents	$30,376	$68,177
Short-term investments	108,935	85,715
Prepaid expenses with related party	—	922
Other prepaid expenses and current assets	2,483	1,830
Total current assets	141,794	156,644
Long-term investments	2,499	—
Property and equipment, net	248	88
Other assets	771	726
Total assets	$145,312	$157,458
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,061	$269
Accrued expenses and other current liabilities	14,083	2,584
Total liabilities	15,144	2,853
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; 125,000,000 shares authorized; 21,681,236 and 19,577,707 shares issued and outstanding at December 31, 2016 and 2015, respectively	2	2
Additional paid-in capital	269,423	221,457
Accumulated deficit	(139,236)	(66,838)
Accumulated other comprehensive loss	(21)	(16)
Total stockholders’ equity	130,168	154,605
Total liabilities and stockholders’ equity	$145,312	$157,458

Loxo Oncology, Inc.

Statements of Operations

(in thousands, except share and per share amounts)

	Year Ended	Year Ended	Year Ended
	December 31, 2016	December 31, 2015	December 31, 2014
Operating expenses:
Research and development with related party	$—	$11,611	$7,568
Research and development	58,275	13,956	6,947
General and administrative	14,903	10,508	6,175
Total operating expenses and loss from operations	(73,178)	(36,075)	(20,690)
Interest income, net	780	199	18
Net loss	(72,398)	(35,876)	(20,672)
Accretion of redeemable convertible preferred stock	—	—	(34)
Net loss attributable to common stockholders	$(72,398)	$(35,876)	$(20,706)

Per share information:
Net loss per share of common stock—basic and diluted	$(3.46)	$(2.12)	$(3.06)
Weighted-average shares outstanding—basic and diluted	20,905,448	16,894,549	6,773,673

Contacts for Loxo Oncology, Inc.

Company:

Jacob S. Van Naarden

Chief Business Officer

jake@loxooncology.com

Investors:

Peter Rahmer

The Trout Group, LLC

646-378-2973

prahmer@troutgroup.com

Media:

Dan Budwick

Pure Communications, Inc.

973-271-6085

dan@purecommunicationsinc.com